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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 8, 2006


                            HINES HORTICULTURE, INC.
             (Exact name of registrant as specified in its charter)


     DELAWARE                      000-24439                     33-0803204
--------------------          ------------------           ---------------------
 (State or other               (Commission File                (IRS Employer
 jurisdiction of                    Number)                 Identification No.)
 incorporation)

                  12621 JEFFREY ROAD, IRVINE, CALIFORNIA 92620
                  --------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (949) 559-4444


                                 NOT APPLICABLE
                                 --------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

( ) Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 2.02.  RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS

         On November 9, 2006, Hines Horticulture, Inc. (the "Company") issued a press release reporting its results of operations and financial condition for the three and nine months ended September 30, 2006.

         A copy of the Company's press release appears as Exhibit 99.1 to this current report and is incorporated herein by reference.

         The press release includes the following non-GAAP financial measures as defined in Regulation G: (1) EBITDA, (2) EBITDA from continuing operations and (3) Adjusted EBITDA. The Registrant's management believes that the disclosure of these non-GAAP financial measures provides useful information to investors or other users of the financial statements, such as lenders.

         "EBITDA" is defined as income before interest expense, provision for income taxes and depreciation/amortization expense. "EBITDA from continuing operations" means EBITDA less the loss from discontinued operations, benefit for income taxes from discontinued operations and depreciation from discontinued operations. "Adjusted EBITDA" is EBITDA plus severance charges, specifically allowed as an add-back under the senior credit facility and asset impairments. EBITDA, EBITDA from continuing operations and Adjusted EBITDA have been included because we believe that it is a useful tool for us and our investors to measure our ability to meet debt service, capital expenditure and working capital requirements. EBITDA, EBITDA from continuing operations and Adjusted EBITDA are not a measure of financial performance under accounting principles generally accepted in the United States of America, which we refer to as GAAP. These measures are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly titled measures for performance relative to other companies. We have presented EBITDA, EBITDA from continuing operations and Adjusted EBITDA solely as supplemental disclosure because we believe it allows for a more complete analysis of our results of operations and we believe that EBITDA, EBITDA from continuing operations and Adjusted EBITDA are useful to investors because EBITDA, EBITDA from continuing operations and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA, EBITDA from continuing operations and Adjusted EBITDA are also used in covenants in credit facilities and high yield debt indentures to measure the borrower's ability to incur debt and for other purposes, and may be the preferred measure for these purposes. EBITDA, EBITDA from continuing operations and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance determined in accordance with GAAP.

         The Registrant has provided a reconciliation of EBITDA from continuing operations, EBITDA and Adjusted EBITDA to (loss) income from continuing operations in the press release attached hereto as Exhibit 99.1.



ITEM 2.06.  MATERIAL IMPAIRMENTS

         As previously disclosed, on October 2, 2006, Hines Nurseries, Inc., a California corporation and a wholly owned subsidiary of the Company, entered into asset purchase agreements to sell certain inventory, vehicles, equipment and other assets located at the Company's Miami, Florida facility. Total proceeds from the sale of these assets were approximately $4.1 million, of which approximately $1.8 million was used to payoff outstanding lease obligations related to the assets which were sold.


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         On November 8, 2006, the Company completed the evaluation of the fair value of the Miami, Florida assets which were sold as described above. As a result of the evaluation, the Company recorded an impairment charge of approximately $5.3 million to reflect the fair value of these assets. This impairment charge was recorded in the statements of operations as a loss from discontinued operations for the period ended September 30, 2006.

         In connection with the Company's previously disclosed announcement to sell the four Northeast facilities and the Miami, Florida assets and in accordance with SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, the Company has allocated approximately $5.1 million of goodwill to assets held for sale during the three months ended September 30, 2006. Prior to the allocation, the Company reported total goodwill of approximately $43.9 million, which was initially recorded based on purchase price allocations from various acquisitions made by the Company. Subsequent to the allocation of the goodwill to assets held for sale, the Company concluded on November 8, 2006 that the carrying value of the goodwill attributed to the four Northeast color facilities and the Miami, Florida assets was impaired. As a result, the Company recorded a goodwill impairment charge of approximately $5.1 million and this goodwill impairment charge was recorded in the statements of operations as a loss from discontinued operations for the period ended September 30, 2006.



ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

         (d)      EXHIBITS

                  99.1 Copy of press release, dated November 9, 2006 containing information regarding the Registrant's results of operations or financial condition for the three and nine months ended September 30, 2006.





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SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2006          HINES HORTICULTURE, INC.

                                By: /s/ Claudia M. Pieropan
                                    -------------------------------------------
                                    Claudia M. Pieropan
                                    Chief Financial Officer, Secretary and
                                    Treasurer
                                    (principal financial and accounting officer)


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INDEX TO EXHIBITS


99.1 Copy of press release, dated November 9, 2006, issued by Hines Horticulture, Inc.